UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☒	Soliciting Material Pursuant to Section240.14a-12

MOUNTAIN CREST ACQUISITION CORP.

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Important Information and Where To Find It

In connection with the proposed business combination described herein (the “Business Combination), Mountain Crest Acquisition Corp. (“MCAC”) intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A, including a preliminary proxy statement and a definitive proxy statement. Promptly after filing its definitive proxy statement with the SEC, MCAC will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND STOCKHOLDERS OF MCAC ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT MCAC WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MCAC, PEI (AS DEFINED BELOW) AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by MCAC with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by visiting the investor relations section of www.mcacquisition.com.

Participants in the Solicitation

MCAC and its directors and executive officers may be deemed participants in the solicitation of proxies from MCAC’s stockholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in MCAC will be included in the proxy statement for the proposed Business Combination and be available at www.sec.gov. Additional information regarding the interests of such participants will be contained in the proxy statement for the proposed Business Combination when available. Information about MCAC’s directors and executive officers and their ownership of MCAC common stock is set forth in MCAC’s prospectus, dated June 4, 2020, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed business combination when it becomes available. These documents can be obtained free of charge from the sources indicated above.

Playboy Enterprises, Inc. (“PEI”) and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of MCAC in connection with the proposed Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed Business Combination will be included in the proxy statement for the proposed Business Combination.

Forward-Looking Statements

The foregoing script contain certain “forward-looking statements” within the meaning of “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “shall,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” “forecast,” “intend,” “plan,” “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Examples of forward-looking statements include, among others, statements made in script regarding the proposed transactions contemplated by the agreement and plan of merger, dated as of September 30, 2020, by and among MCAC, PEI, MCAC Merger Sub Inc. and Suying Liu (as it may be amended and/or restated from time to time, the “Merger Agreement”), including the benefits of the Business Combination, integration plans, expected synergies and revenue opportunities, anticipated future financial and operating performance and results, including estimates for growth, the expected management and governance of the combined company, and the expected timing of the Business Combination. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on MCAC’s and PEI’s managements’ current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, the following: (1) the occurrence of any event, change, or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against MCAC and PEI following the announcement of the Merger Agreement and the transactions contemplated therein; (3) the inability to complete the proposed Business Combination, including due to failure to obtain approval of the stockholders of MCAC and PEI, certain regulatory approvals, or satisfy other conditions to closing in the Merger Agreement; (4) the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement or could otherwise cause the transaction to fail to close; (5) the impact of COVID-19 pandemic on PEI’s business and/or the ability of the parties to complete the proposed Business Combination; (6) the inability to obtain or maintain the listing of MCAC’s shares of Common Stock on Nasdaq following the proposed Business Combination; (7) the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the proposed Business Combination; (8) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of PEI to grow and manage growth profitably, and retain its key employees; (9) costs related to the proposed Business Combination; (10) changes in applicable laws or regulations; (11) the possibility that MCAC or PEI may be adversely affected by other economic, business, and/or competitive factors; (12) risks relating to the uncertainty of the projected financial information with respect to PEI; (13) risks related to the organic and inorganic growth of PEI’s business and the timing of expected business milestones; (14) the amount of redemption requests made by MCAC’s stockholders; and (15) other risks and uncertainties indicated from time to time in the final prospectus of MCAC for its initial public offering dated June 4, 2020 filed with the SEC and the proxy statement on Schedule 14A relating to the proposed Business Combination, including those under “Risk Factors” therein, and in MCAC’s other filings with the SEC. MCAC cautions that the foregoing list of factors is not exclusive. MCAC and PEI caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. MCAC and PEI do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its their expectations or any change in events, conditions, or circumstances on which any such statement is based.

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Playboy Enterprises, Inc. One-on-One with Playboy CEO Ben Kohn Friday, October 2, 2020, 1:00 PM Eastern CORPORATE PARTICIPANTS Ben Kohn - CEO, Playboy Enterprises, Inc. Brad Smith - Anchor, Cheddar

PRESENTATION

Brad Smith

Welcome back to Cheddar, everyone. Playboy is once again becoming a publicly-traded company via a SPAC, Single-Purpose Acquisition Corp. And the brand made famous for models has shifted its publication to include things like fashion, beauty, products, and even gaming. For more on this return, we are joined by Ben Kohn who is the CEO of Playboy Enterprises.

Ben, great to have you with us on the day (ph), and congratulations on this event. We do know Playboy was taken private back in 2011 for $207 million. Why did this deal makes sense now?

Ben Kohn

Thanks, Brad, for having me. The deal makes sense based on the growth in the company today. In 2020, we have grown revenue 68%, EBITDA 106%, and there's so much opportunity in front of us that the capital from this transaction will allow us to not only accelerate our organic growth, but take advantage of the M&A opportunities that we have in front of us.

Brad Smith

And so how does this public market emergence support enterprise initiatives at Playboy?

Ben Kohn

Yeah, look, the enterprise initiatives for Playboy are focused on four key customer categories. One is sexual wellness. The second is apparel and accessories. The third is gaming and lifestyle, and the fourth is beauty and grooming. The currency, in addition to the cash that we are raising, will give us the resources to take advantage and accelerate our growth on our path to $100 million of EBITDA by 2025.

Brad Smith

Everybody recognizes the brand, the logo. When you talk about some of the products and then even the partnerships that you've been able to generate leveraging that, what are some of the pandemic findings that you've noticed over this period of time where no business has really been spared, but instead you've had to look at those integrations that you've had with either partnerships or look across your existing engagement with consumers? What have you seen in the consumer right now, and how do you take that into whatever the new normal becomes?

Ben Kohn

Yeah. There's definitely been the shift to direct to consumer. About 50% of our revenue today is direct to consumer, and that will continue to grow going forward. We have the unique ability to reach consumers through multiple different products, whether those be digital services or consumer products direct on e-comm. And what we're really focused on is the intersection of those two going forward, capturing more of the spend of the consumers that we do acquire or that we have today.

The business has definitely had a slight impact from COVID, but we'll benefit from that in 2021 when our gaming properties come back online, as well as the supply chain returns to normal. So even in the face of COVID this year, we have been able to grow EBITDA over 100% and revenue over 68%, and I expect that to accelerate going into 2021.

Playboy Enterprises, Inc.

Thursday, October 2, 2020

Brad Smith

And what about some of the VIP in-person experience clubs that were starting to open up as well? Do you look at those and kind of revise the strategy from here?

Ben Kohn

Yeah. Look, I think any live experience has been impacted by COVID. The good news is it's not a big part of our business today. We do have a partnership in London with Caesars in Hyde Park, a casino there, that has been shut down for part of the year. It is reopened. But we are much more focused on digital experiences. If you look at our digital gaming business today, partnerships include Microgaming and Scientific Games. Consumers are spending in excess of $50 million playing our digital gaming business today. The brand and the business has been in gaming for 40 plus years.

Brad Smith

Wow, okay. And so looking across the gaming industry, looking across even some of the more emerging industries like cannabis, CBD, we do know based on some of the products that Playboy has moved forward as well. And this is one of those kind of core categories that you were talking about as well.

What is the tone that you look to strike in the emerging industries like this, and what are some of the key performance indicators when you look at a successful reentry into not just the public market, but furthering the growth in some of the markets like gaming and like the CBD topicals and so forth?

Ben Kohn

Yeah. So in 2020, we've seen growth across all of our categories. We have recently launched our own CBD product line geared towards sexual wellness. It's an expansion of our existing sexual wellness products, including those that are available at both CVS and Walmart. We have over 10,000 stores between the two that we are selling products. We have many more CBD products planned for the next six months. And then eventually, if THC does become legal in the United States, we have developed certain strains to enhance your sex life that we will launch. But we will only do that when it is legal in the United States.

Brad Smith

We are at a pivotal point in addressing equality on so many levels, gender equality, women's empowerment and advancement as well. Is there a way that Playboy looks to prioritize women's issues, which have continued to face hypocritical policy decisions?

Ben Kohn

100%. Equality has always been a core pillar of this company and part of its DNA. Over 50% of our employees today are women. Over 50% of my senior management team are women. And outside of China where we are a leading men's fashion brand, the rest of the global consumer spend against the brand, about 50% of that is made up with women's spend as well.

Brad Smith

Wow, okay.

Ben Kohn

If you look at what we've done behind the camera, it's just as important as what we've done in front of the camera. My whole entire editorial team is basically all women today, and I think we're putting our money where our mouth is. And so we're using female photographers, female set designs, and we're really giving the influencers and ambassadors we work with a platform to express their sexuality. And we're doing that in a non-censored way, versus other platforms like Instagram and Facebook where there is extreme censorship.

Playboy Enterprises, Inc.

Thursday, October 2, 2020

Brad Smith

It's great to hear about some of the progress that Playboy has made, and it sounds like leading many of even the tech companies that we talk about on a daily basis. Just additionally while we have you here, this is a very critical year as we have been watching political events take fold in front of our eyes.

We do know that Playboy White House correspondent Brian Karem first raised the question to President Trump about a peaceful transition of power, a point of contention that was once again brought up in the debate; president refusing to commit to a peaceful transition on the debate stage.

People historically equate Playboy with this sense of escapism, but on the realism side how do you continue to insert the brand there and ensure that people are knowing what the real issues are, and from your perspective the importance of continuing to cover the president and the broader political sphere?

Ben Kohn

Yeah. Look, without getting into politics because I know the nation is divided today. As a company, we focus on policy, and those are the same policies that the company has been fighting for for 67 years, whether that be free expression, whether that be equality; whether that be civil rights where this company featured MLK and Malcolm X, and has been a leader in that area; and whether that be the role of pleasure in your life. And so what we're focused on, again, as a business is the policies, not the politics, and making sure that we can enable pleasure in consumers' lives today.

Brad Smith

Ben Kohn, great to have you here with us today. We appreciate the time, and congratulations on this major milestone for the company reentering into the public markets. CEO of Playboy Enterprises, Ben Kohn.

Playboy Enterprises, Inc.

Thursday, October 2, 2020

1.      Playboy returns to public markets, CEO shares the details

Thu, October 1, 2020, 11:16 AM EDT

Ben Kohn, Playboy CEO, joins Yahoo Finance’s The First Trade with Alexis Christoforous and Brian Sozzi to discuss the company's decision to return to the public markets in a business combination with a publicly-traded special purpose acquisition company, Mountain Crest Acquisition Corporation.

2.            Video Transcript

BRIAN SOZZI: Playboy is making its way back to Wall Street. That's right. The company is going public through a SPAC transaction with Mountain Crest Acquisition Corp. This comes after the late founder, Hugh Hefner, took the company private back in 2011. The CEO of Playboy, Ben Kohn, joins us now. Ben, good to see you.

So just take us through-- what does the business look like right now? I feel as though a lot of people, when they think Playboy, they think Hugh Hefner, Playboy Mansion, print and magazines, but my sense is that's not what the business looks like today.

BEN KOHN: That's not what the businesses at all today, Brian. And good morning. The business today is a commerce business. We are one of the largest brands in the world. We sell product in over 180 countries. Consumers spend in excess of $3 billion buying our products, really, across four categories.

The first is sexual wellness. The second is apparel and accessories. In China, we are the leading men's fashion brand. We have over 2,500 stores and 1,000 e-com stores. Gaming and lifestyle-- we have a very large digital gaming business. And then the last is beauty and grooming.

ALEXIS CHRISTOFOROUS: I know that licensing is a huge part of the business. You've really pivoted to become this consumer products brand with the iconic Playboy brand behind you. But, you know, when you look at the business, there is this heightened sensitivity, right, to the kinds of content that Playboy has been historically known for. And amidst the Me Too movement, you know, how does Playboy market itself to the general public in an effective way?

BEN KOHN: Yeah. Look. We have always been for equality, for free speech, free expression, and for owning your own sexuality. And I think that comes through with what we've done with the audience, with the content creators, and the ambassadors that we work with today. If you look at our audience growth over the last two years, we've grown our female audience 70%.

Our average age-- 85% of our audience is under 44 years of age. We've added 10 million new social followers. And 50% of our company today is made up of women, across all ranks.

BRIAN SOZZI: Ben, just looking into the numbers here, a big goal for 2025-- $100 million in adjusted EBITDA. Are you profitable today? And how are you-- how will you reach $100 million?

BEN KOHN: Yeah. We're very profitable today. The business is up 68% this year on revenue, over 106% on EBITDA. Next year, we have a target of $40 million. We're well on our way to it.

Alexis had mentioned licensing before. Licensing gives us a ton of visibility into our forward book numbers. We have over 400 million of forward book cash flow through 2029 for the business. And so when you look at the growth that we're experiencing today and then what this capital will provide, the growth will come across all sectors, as they are growing today.

ALEXIS CHRISTOFOROUS: Ben, talk to us about handling data protection. You've got to be having a lot of data on folks with all of this selling, especially online. Privacy-- I mean, for those who want to be discreet but still participate in some of the things that Playboy offers and may be a little hesitant to do that online, how are you dealing with data privacy?

BEN KOHN: Yeah. We're dealing with data privacy like other companies are dealing with that data privacy. It's key to our tech team and the infrastructure that we use internally. All of those transactions are private. But again, this is a commerce business today.

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And so when you look at our partnerships with PacSun, with Missguided, with our fragrance business, what people are interacting with us today is for commerce and for buying Playboy branded products around the world.

BRIAN SOZZI: You know, key to this story, I think, Ben, is you, in many respects. You were involved in that deal that took Playboy private in 2011. What are your plans after this deal? Do you plan to stay with Playboy after the public debut?

BEN KOHN: Yeah. So 66% of the company on a forward go basis will be owned by existing shareholders and management. All the existing shareholders, including management, which owned about 23% of the company prior to the deal, are rolling and signing one-year lockups. My goal is to continue to build this.

This is the biggest opportunity I have ever seen in my career. You just can't fathom how large this business is and how large this brand is on a global basis. You couldn't recreate what we have today.

ALEXIS CHRISTOFOROUS: Speaking of opportunity, you see opportunity in the cannabis industry. And I know, historically, Playboy has been behind cannabis reform for decades. What are your plans for if and when it's legalized at the federal level?

BEN KOHN: So today, we've launched a line of CBD products. We have three products in market and many more in development. When it is legal on the federal basis, we do plan on rolling out THC products. We have developed them, but we will not roll them out until it's legal on a federal basis.

BRIAN SOZZI: And Ben, real quick, before we let you go, when do you expect to debut on markets? Do you have a date?

BEN KOHN: Look, a typical process is somewhere between 60 and 90 days from now.

BRIAN SOZZI: All right. We'll leave it there. The CEO of Playboy, Ben Kohn. Good to see you. I look forward to having you back.

BEN KOHN: Great. Appreciate it, guys. Thank you.

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